Exhibit 10.4

EXECUTION COPY

VERSION: MAY 2000

GLOBAL MASTER SECURITIES LENDING AGREEMENT

CONTENTS

1.	Applicability	1

2.	Interpretation	1

3.	Loans Of Securities	5

4.	Delivery	6

5.	Collateral	7

6.	Distributions And Corporate Actions	10

7.	Rates Applicable To Loaned Securities And Cash Collateral	11

8.	Redelivery Of Equivalent Securities	11

9.	Failure To Redeliver	13

10.	Set-Off Etc	14

11.	Transfer Taxes	17

12.	Lender’s Warranties	17

13.	Borrower’s Warranties	18

14.	Events Of Default	18

15.	Interest On Outstanding Payments	19

16.	Transactions Entered Into As Agent	20

17.	Termination Of This Agreement	21

18.	Single Agreement	21

19.	Severance	22

20.	Specific Performance	22

21.	Notices	22

22.	Assignment	23

23.	Non-Waiver	23

24.	Governing Law And Jurisdiction	23

25.	Time	23

26.	Recording	23

27.	Waiver Of Immunity	24

28.	Miscellaneous	24

SIGNATURES		25

ANNEX AND SCHEDULE

AGREEMENT, dated as of November 13, 2008,

BETWEEN:

FSA Asset Management LLC (“Party A”) a limited liability company formed under the laws of the State of Delaware acting through a Designated Office; and

Dexia Crédit Local (“Party B”) a French share company licensed as a bank under French law acting through a Designated Office.

1.           APPLICABILITY

1.1         From time to time the parties may enter into transactions in which one party (“Lender”) will transfer to the other (“Borrower”) securities and financial instruments (“Securities”) against the transfer of Collateral (as defined in paragraph 2) with a simultaneous agreement by Borrower to transfer to Lender Securities equivalent to such Securities on a fixed date or on demand against the transfer to Borrower by Lender of assets equivalent to such Collateral.

1.2         Each such transaction shall be referred to in this Agreement as a “Loan” and shall be governed by the terms of this Agreement, including the supplemental terms and conditions contained in the Schedule and any Addenda or Annexures attached hereto, unless otherwise agreed in writing.

1.3         Either party may perform its obligations under this Agreement either directly or through a Nominee.

2.           INTERPRETATION

2.1         In this Agreement:-

“Act of Insolvency” means in relation to either Party

(i)        its making a general assignment for the benefit of, or entering into a reorganisation, arrangement, or composition with creditors; or

(ii)       its stating in writing that it is unable to pay its debts as they become due; or

(iii)      its seeking, consenting to or acquiescing in the appointment of any trustee, administrator, receiver or liquidator or analogous officer of it or any material part of its property; or

(iv)     the presentation or filing of a petition in respect of it (other than by the other Party to this Agreement in respect of any obligation under this Agreement) in any court or before any agency alleging or for the bankruptcy, winding-up or insolvency of such Party (or any analogous proceeding) or seeking any reorganisation, arrangement, composition, re-adjustment, administration, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such petition not having been stayed or dismissed within 30 days of its filing (except in the case of a petition for winding-up or any analogous proceeding in respect of which no such 30 day period shall apply); or

(v)      the appointment of a receiver, administrator, liquidator or trustee or analogous officer of such Party over all or any material part of such Party’s property; or

(vi)     the convening of any meeting of its creditors for the purpose of considering a voluntary arrangement as referred to in Section 3 of the Insolvency Act 1986 (or any analogous proceeding);

“Alternative Collateral” means Collateral having a Market Value equal to the Collateral delivered pursuant to paragraph 5 and provided by way of substitution in accordance with the provisions of paragraph 5.3;

“Base Currency” means the currency indicated in paragraph 2 of the Schedule;

“Business Day” means a day other than a Saturday or a Sunday on which banks and securities markets are open for business generally in each place stated in paragraph 3 of the Schedule and, in relation to the delivery or redelivery of any of the following in relation to any Loan, in the place(s) where the relevant Securities, Equivalent Securities, Collateral or Equivalent Collateral are to be delivered;

“Cash Collateral” means Collateral that takes the form of a transfer of currency;

“Close of Business” means the time at which the relevant banks, securities exchanges or depositaries close in the business centre in which payment is to be made or Securities or Collateral is to be delivered;

“Collateral” means such securities or financial instruments or transfers of currency as are referred to in the table set out under paragraph 1 of the Schedule as being acceptable or any combination thereof as agreed between the Parties in relation to any particular Loan and which are delivered by Borrower to Lender in accordance with this Agreement and shall include Alternative Collateral;

“Defaulting Party” shall have the meaning given in paragraph 14;

“Designated Office” means the branch or office of a Party which is specified as such in paragraph 4 of the Schedule or such other branch or office as may be agreed to in writing by the Parties;

“Equivalent “ or “equivalent to” in relation to any Securities or Collateral provided under this Agreement means securities, together with cash or other property(in the case of Collateral) as the case may be, of an identical type, nominal value, description and amount to particular Securities or Collateral, as the case may be, so provided.  If and to the extent that such Securities or Collateral, as the case may be, consists of securities that are partly paid or have been converted, subdivided, consolidated, made the subject of a takeover, rights of pre-emption, rights to receive securities or a certificate which may at a future date be exchanged for securities, the expression shall include such securities or other assets to which Lender or Borrower as the case may be, is entitled following the occurrence of the relevant event, and, if appropriate, the giving of the relevant notice in accordance with paragraph 6.4 and provided that Lender or Borrower, as the case may be, has paid to the other Party all and any sums due in respect thereof.  In the event that such Securities or Collateral, as the case may be, have been redeemed, are partly paid, are the subject of a capitalisation issue or are subject to an event similar to any of the foregoing events described in this paragraph, the expression shall have the following meanings:-

(a)             in the case of redemption, a sum of money equivalent to the proceeds of the redemption;

(b)            in the case of a call on partly paid securities, securities equivalent to the relevant Loaned Securities or Collateral, as the case may be, provided that Lender shall have paid Borrower, in respect of Loaned Securities, and Borrower shall have paid to Lender, in respect of Collateral, an amount of money equal to the sum due in respect of the call;

(c)             in the case of a capitalisation issue, securities equivalent to the relevant Loaned Securities or Collateral, as the case may be, together with the securities allotted by way of bonus thereon;

(d)            in the case of any event similar to any of the foregoing events described in this paragraph, securities equivalent to the Loaned Securities or the relevant Collateral, as the case may be, together with or replaced by a sum of money or securities or other property equivalent to that received in respect of such Loaned Securities or Collateral, as the case may be, resulting from such event;

“Income” means any interest, dividends or other distributions of any kind whatsoever with respect to any Securities or Collateral;

“Income Payment Date”, with respect to any Securities or Collateral means the date on which Income is paid in respect of such Securities or Collateral, or, in the case of registered Securities or Collateral, the date by reference to which particular registered holders are identified as being entitled to payment of Income;

“Letter of Credit” means an irrevocable, non-negotiable letter of credit in a form, and from a bank, acceptable to Lender;

“Loaned Securities” means Securities which are the subject of an outstanding Loan;

“Margin” shall have the meaning specified in paragraph 1 of the Schedule with reference to the table set out therein;

“Market Value” means:

(a)             in relation to the valuation of Securities, Equivalent Securities, Collateral or Equivalent Collateral (other than Cash Collateral or a Letter of Credit):

(i)        such price as is equal to the market quotation for the bid price of such Securities, Equivalent Securities, Collateral and/or Equivalent Collateral as derived from a reputable pricing information service reasonably chosen in good faith by Lender; or

(ii)       if unavailable the market value thereof as derived from the prices or rates bid by a reputable dealer for the relevant instrument reasonably chosen in good faith by Lender,

in each case at Close of Business on the previous Business Day or, at the option of either Party where in its reasonable opinion there has been an exceptional movement in the price of the asset in question since such time, the latest available price; plus (in each case)

(iii)      the aggregate amount of Income which has accrued but not yet been paid in respect of the Securities, Equivalent Securities, Collateral or Equivalent Collateral concerned to the extent not included in such price,

(provided that the price of Securities, Equivalent Securities, Collateral or Equivalent Collateral that are suspended shall (for the purposes of paragraph 5) be nil unless the Parties otherwise agree and (for all other purposes) shall be the price of such Securities, Equivalent Securities, Collateral or Equivalent Collateral, as the case may be, as of Close of Business on the dealing day in the relevant market last preceding the date of suspension or a commercially reasonable price agreed between the Parties;

(b)            in relation to a Letter of Credit the face or stated amount of such Letter of Credit; and

(c)             in relation to Cash Collateral the amount of the currency concerned;

“Nominee” means an agent or a nominee appointed by either Party to accept delivery of, hold or deliver Securities, Equivalent Securities, Collateral and/or Equivalent Collateral or to receive or make payments on its behalf;

“Non-Defaulting Party” shall have the meaning given in paragraph 14;

“Parties” means Lender and Borrower and “Party” shall be construed accordingly;

“Posted Collateral” has the meaning given in paragraph 5.4;

“Required Collateral Value” shall have the meaning given in paragraph 5.4;

“Settlement Date” means the date upon which Securities are transferred to Borrower in accordance with this Agreement.

2.2         Headings

All headings appear for convenience only and shall not affect the interpretation of this Agreement.

2.3         Market terminology

Notwithstanding the use of expressions such as “borrow”, “lend”, “Collateral”, “Margin”, “redeliver” etc. which are used to reflect terminology used in the market for transactions of the kind provided for in this Agreement, title to Securities “borrowed” or “lent” and “Collateral” provided in accordance with this Agreement shall pass from one Party to another as provided for in this Agreement, the Party obtaining such title being obliged to redeliver Equivalent Securities or Equivalent Collateral as the case may be.

2.4         Currency conversions

For the purposes of determining any prices, sums or values (including Market Value, Required Collateral Value, Relevant Value, Bid Value and Offer Value for the purposes of paragraphs 5 and 10 of this Agreement) prices, sums or values stated in currencies other than the Base Currency shall be converted into the Base Currency at the latest available spot rate of exchange quoted by a bank selected by Lender (or if an Event of Default has occurred in relation to Lender, by Borrower) in the London interbank market for the purchase of the Base Currency with the currency concerned on the day on which the calculation is to be made or, if that day is not a Business Day the spot rate of exchange quoted at Close of Business on the immediately preceding Business Day.

2.5         The parties confirm that introduction of and/or substitution (in place of an existing currency) of a new currency as the lawful currency of a country shall not have the effect of altering, or discharging, or excusing performance under, any term of the Agreement or any Loan thereunder, nor give a party the right unilaterally to alter or terminate the Agreement or any Loan thereunder.  Securities will for the purposes of this Agreement be regarded as equivalent to other securities notwithstanding that as a result of such introduction and/or substitution those securities have been redenominated into the new currency or the nominal value of the securities has changed in connection with such redenomination.

2.6         Modifications etc to legislation

Any reference in this Agreement to an act, regulation or other legislation shall include a reference to any statutory modification or re-enactment thereof for the time being in force.

3.           LOANS OF SECURITIES

Lender will lend Securities to Borrower, and Borrower will borrow Securities from Lender in accordance with the terms and conditions of this Agreement.  The terms of each Loan shall be agreed prior to the commencement of the relevant Loan either orally or in writing (including any agreed form of electronic communication) and confirmed in such form and on such basis as shall be agreed between the Parties.  Any confirmation produced by a Party shall not supersede or prevail over the prior oral, written or electronic communication (as the case may be).

4.           DELIVERY

4.1         Delivery of Securities on commencement of Loan

Lender shall procure the delivery of Securities to Borrower or deliver such Securities in accordance with this Agreement and the terms of the relevant Loan.  Such Securities shall be deemed to have been delivered by Lender to Borrower on delivery to Borrower or as it shall direct of the relevant instruments of transfer, or in the case of Securities held by an agent or within a clearing or settlement system on the effective instructions to such agent or the operator of such system which result in such Securities being held by the operator of the clearing system for the account of the Borrower or as it shall direct, or by such other means as may be agreed.

4.2         Requirements to effect delivery

The Parties shall execute and deliver all necessary documents and give all necessary instructions to procure that all right, title and interest in:

(a)             any Securities borrowed pursuant to paragraph 3;

(b)            any Equivalent Securities redelivered pursuant to paragraph 8;

(c)             any Collateral delivered pursuant to paragraph 5;

(d)            any Equivalent Collateral redelivered pursuant to paragraphs 5 or 8;

shall pass from one Party to the other subject to the terms and conditions set out in this Agreement, on delivery or redelivery of the same in accordance with this Agreement with full title guarantee, free from all liens, charges and encumbrances.  In the case of Securities, Collateral, Equivalent Securities or Equivalent Collateral title to which is registered in a computer based system which provides for the recording and transfer of title to the same by way of book entries, delivery and transfer of title shall take place in accordance with the rules and procedures of such system as in force from time to time.  The Party acquiring such right, title and interest shall have no obligation to return or redeliver any of the assets so acquired but, in so far as any Securities are borrowed or any Collateral is delivered to such Party, such Party shall be obliged, subject to the terms of this Agreement, to redeliver Equivalent Securities or Equivalent Collateral as appropriate.

4.3         Deliveries to be simultaneous unless otherwise agreed

Where under the terms of this Agreement a Party is not obliged to make a delivery unless simultaneously a delivery is made to it, subject to and without prejudice to its rights under paragraph 8.6 such Party may from time to time in accordance with market practice and in recognition of the practical difficulties in arranging simultaneous delivery of Securities, Collateral and cash transfers waive its right under this Agreement in respect of simultaneous delivery and/or payment provided that no such waiver (whether by course of conduct or otherwise) in respect of one transaction shall bind it in respect of any other transaction.

4.4         Deliveries of Income

In respect of Income being paid in relation to any Loaned Securities or Collateral, Borrower in the case of Income being paid in respect of Loaned Securities and Lender in the case of Income being paid in respect of Collateral shall provide to the other Party, as the case may be, any endorsements or assignments as shall be customary and appropriate to effect the delivery of money or property equivalent to the type and amount of such Income to Lender, irrespective of whether Borrower received the same in respect of any Loaned Securities or to Borrower, irrespective of whether Lender received the same in respect of any Collateral.

5.           COLLATERAL

5.1         Delivery of Collateral on commencement of Loan

Subject to the other provisions of this paragraph 5, Borrower undertakes to deliver to or deposit with Lender (or in accordance with Lender’s instructions) Collateral simultaneously with delivery of the Securities to which the Loan relates and in any event no later than Close of Business on the Settlement Date.  In respect of Collateral comprising securities, such Collateral shall be deemed to have been delivered by Borrower to Lender on delivery to Lender or as it shall direct of the relevant instruments of transfer, or in the case of such securities being held by an agent or within a clearing or settlement system, on the effective instructions to such agent or the operator of such system, which result in such securities being held by the operator of the clearing system for the account of the Lender or as it shall direct, or by such other means as may be agreed.

5.2         Deliveries through payment systems generating automatic payments

Unless otherwise agreed between the Parties, where any Securities, Equivalent Securities, Collateral or Equivalent Collateral (in the form of securities) are transferred through a book entry transfer or settlement system which automatically generates a payment or delivery, or obligation to pay or deliver, against the transfer of such securities, then:-

(i)        such automatically generated payment, delivery or obligation shall be treated as a payment or delivery by the transferee to the transferor, and except to the extent that it is applied to discharge an obligation of the transferee to effect payment or delivery, such payment or delivery, or obligation to pay or deliver, shall be deemed to be a transfer of Collateral or redelivery of Equivalent Collateral, as the case may be, made by the transferee until such time as the Collateral or Equivalent Collateral is substituted with other Collateral or Equivalent Collateral if an obligation to deliver other Collateral or redeliver Equivalent Collateral existed immediately prior to the transfer of Securities, Equivalent Securities, Collateral or Equivalent Collateral; and

(ii)       the party receiving such substituted Collateral or Equivalent Collateral, or if no obligation to deliver other Collateral or redeliver Equivalent Collateral existed immediately prior to the transfer of Securities, Equivalent Securities, Collateral or Equivalent Collateral, the party receiving the deemed transfer of Collateral or redelivery of Equivalent Collateral, as the case may be, shall cause to be made to the other party for value the same day either, where such transfer is a payment, an irrevocable payment in the amount of such transfer or, where such transfer is a delivery, an irrevocable delivery of securities (or other property, as the case may be) equivalent to such property.

5.3         Substitutions of Collateral

Borrower may from time to time call for the repayment of Cash Collateral or the redelivery of Collateral equivalent to any Collateral delivered to Lender prior to the date on which the same would otherwise have been repayable or redeliverable provided that at the time of such repayment or redelivery Borrower shall have delivered or delivers Alternative Collateral acceptable to Lender and Borrower is in compliance with paragraph 5.4 or paragraph 5.5, as applicable.

5.4         Marking to Market of Collateral during the currency of a Loan on aggregated basis

Unless paragraph 1.3 of the Schedule indicates that paragraph 5.5 shall apply in lieu of this paragraph 5.4, or unless otherwise agreed between the Parties:-

(i)        the aggregate Market Value of the Collateral delivered to or deposited with Lender (excluding any Equivalent Collateral repaid or redelivered under Paragraphs 5.4(ii) or 5.5(ii) (as the case may be)) (“Posted Collateral”) in respect of all Loans outstanding under this Agreement shall equal the aggregate of the Market Value of the Loaned Securities and the applicable Margin (the “Required Collateral Value”) in respect of such Loans;

(ii)       if at any time on any Business Day the aggregate Market Value of the Posted Collateral in respect of all Loans outstanding under this Agreement exceeds the aggregate of the Required Collateral Values in respect of such Loans, Lender shall (on demand) repay and/or redeliver, as the case may be, to Borrower such Equivalent Collateral as will eliminate the excess;

(iii)      if at any time on any Business Day the aggregate Market Value of the Posted Collateral in respect of all Loans outstanding under this Agreement falls below the aggregate of Required Collateral Values in respect of all such Loans, Borrower shall (on demand) provide such further Collateral to Lender as will eliminate the deficiency.

5.5         Marking to Market of Collateral during the currency of a Loan on a Loan by Loan basis

If paragraph 1.3 of the Schedule indicates this paragraph 5.5 shall apply in lieu of paragraph 5.4, the Posted Collateral in respect of any Loan shall bear from day to day and at any time the same proportion to the Market Value of the Loaned Securities as the Posted Collateral bore at the commencement of such Loan.  Accordingly:

(i)        the Market Value of the Posted Collateral to be delivered or deposited while the Loan continues shall be equal to the Required Collateral Value;

(ii)       if at any time on any Business Day the Market Value of the Posted Collateral in respect of any Loan exceeds the Required Collateral Value in respect of such Loan, Lender shall (on demand) repay and/or redeliver, as the case may be, to Borrower such Equivalent Collateral as will eliminate the excess;  and

(iii)      if at any time on any Business Day the Market Value of the Posted Collateral falls below the Required Collateral Value, Borrower shall (on demand) provide such further Collateral to Lender as will eliminate the deficiency.

5.6         Requirements to redeliver excess Collateral

Where paragraph 5.4 applies, unless paragraph 1.4 of the Schedule indicates that this paragraph 5.6 does not apply, if a Party (the “first Party”) would, but for this paragraph 5.6, be required under paragraph 5.4 to provide further Collateral or redeliver Equivalent Collateral in circumstances where the other Party (the “second Party”) would, but for this paragraph 5.6, also be required to or provide Collateral or redeliver Equivalent Collateral under paragraph 5.4, then the Market Value of the Collateral or Equivalent Collateral deliverable by the first Party (“X”) shall be set-off against the Market Value of the Collateral or Equivalent Collateral deliverable by the second Party (“Y”) and the only obligation of the Parties under paragraph 5.4 shall be, where X exceeds Y, an obligation of the first Party, or where Y exceeds X, an obligation of the second Party  to repay and/or (as the case may be) redeliver Equivalent Collateral or to deliver further Collateral having a Market Value equal to the difference between X and Y.

5.7         Where Equivalent Collateral is repaid or redelivered (as the case may be) or further Collateral is provided by a Party under paragraph 5.6, the Parties shall agree to which Loan or Loans such repayment, redelivery or further provision is to be attributed and failing agreement it shall be attributed, as determined by the Party making such repayment, redelivery or further provision to the earliest outstanding Loan and, in the case of a repayment or redelivery up to the point at which the Market Value of Collateral in respect of such Loan equals the Required Collateral Value in respect of such Loan, and then to the next earliest outstanding Loan up to the similar point and so on.

5.8         Timing of repayments of excess Collateral or deliveries of further Collateral

Where any Equivalent Collateral falls to be repaid or redelivered (as the case may be) or further Collateral is to be provided under this paragraph 5, unless otherwise agreed between the Parties, it shall be delivered on the same Business Day as the relevant demand.  Equivalent Collateral comprising securities shall be deemed to have been delivered by Lender to Borrower on delivery to Borrower or as it shall direct of the relevant instruments of transfer, or in the case of such securities being held by an agent or within a clearing or settlement system on the effective instructions to such agent or the operator of such system which result in such securities being held by the operator of the clearing system for the account of the Borrower or as it shall direct or by such other means as may be agreed.

9

5.9                                Substitutions and extensions of Letters of Credit

Where Collateral is a Letter of Credit, Lender may by notice to Borrower require that Borrower, on the Business Day following the date of delivery of such notice, substitute Collateral consisting of cash or other Collateral acceptable to Lender for the Letter of Credit.  Prior to the expiration of any Letter of Credit supporting Borrower’s obligations hereunder, Borrower shall, no later than 10.30a.m. UK time on the second Business Day prior to the date such Letter of Credit expires, obtain an extension of the expiration of such Letter of Credit or replace such Letter of Credit by providing Lender with a substitute Letter of Credit in an amount at least equal to the amount of the Letter of Credit for which it is substituted.

6.                                      DISTRIBUTIONS AND CORPORATE ACTIONS

6.1                                Manufactured Payments

Where Income is paid in relation to any Loaned Securities or Collateral (other than Cash Collateral) on or by reference to an Income Payment Date Borrower, in the case of Loaned Securities, and Lender, in the case of Collateral,  shall, on the date of the payment of such Income, or on such other date as the Parties may from time to time agree, (the “Relevant Payment Date”) pay and deliver a sum of money or property equivalent to the type and amount of such Income that, in the case of Loaned Securities, Lender would have been entitled to receive had such Securities not been loaned to Borrower and had been retained by Lender on the Income Payment Date, and, in the case of Collateral, Borrower would have been entitled to receive had such Collateral not been provided to Lender and had been retained by Borrower on the Income Payment Date unless a different sum is agreed between the Parties.

6.2                                Income in the form of Securities

Where Income, in the form of securities, is paid in relation to any Loaned Securities or Collateral, such securities shall be added to such Loaned Securities or Collateral (and shall constitute Loaned Securities or Collateral, as the case may be, and be part of the relevant Loan) and will not be delivered to Lender, in the case of Loaned Securities, or to Borrower, in the case of Collateral, until the end of the relevant Loan, provided that the Lender or Borrower (as the case may be) fulfils their obligations under paragraph 5.4 or 5.5 (as applicable) with respect to the additional Loaned Securities or Collateral, as the case may be.

6.3                                Exercise of voting rights

Where any voting rights fall to be exercised in relation to any Loaned Securities or Collateral, neither Borrower, in the case of Equivalent Securities, nor Lender, in the case of Equivalent Collateral, shall have any obligation to arrange for voting rights of that kind to be exercised in accordance with the instructions of the other Party in relation to the Securities borrowed by it or transferred to it by way of Collateral, as the case may be, unless otherwise agreed between the Parties.

6.4                                Corporate actions

Where, in respect of any Loaned Securities or any Collateral, any rights relating to conversion, sub-division, consolidation, pre-emption, rights arising under a takeover offer, rights to receive securities or a certificate which may at a future date be exchanged for securities or other rights, including those requiring election by the holder for the time being of such Securities or Collateral, become exercisable prior to the redelivery of Equivalent Securities or Equivalent Collateral, then Lender or Borrower, as the case may be, may, within a reasonable time before the latest time for the exercise of the right or option give written notice to the other Party that on redelivery of Equivalent Securities or Equivalent Collateral, as the case may be, it wishes to receive Equivalent Securities or Equivalent Collateral in such form as will arise if the right is exercised or, in the case of a right which may be exercised in more than one manner, is exercised as is specified in such written notice.

7.                                      RATES APPLICABLE TO LOANED SECURITIES AND CASH COLLATERAL

7.1                                Rates in respect of Loaned Securities

In respect of each Loan, Borrower shall pay to Lender, in the manner prescribed in sub-paragraph 7.3, sums calculated by applying such rate as shall be agreed between the Parties from time to time to the daily Market Value of the Loaned Securities.

7.2                                Rates in respect of Cash Collateral

Where Cash Collateral is deposited with Lender in respect of any Loan, Lender shall pay to Borrower, in the manner prescribed in paragraph 7.3, sums calculated by applying such rates as shall be agreed between the Parties from time to time to the amount of such Cash Collateral.  Any such payment due to Borrower may be set-off against any payment due to Lender pursuant to paragraph 7.1.

7.3                                Payment of rates

In respect of each Loan, the payments referred to in paragraph 7.1 and 7.2 shall accrue daily in respect of the period commencing on and inclusive of the Settlement Date and terminating on and exclusive of the Business Day upon which Equivalent Securities are redelivered or Cash Collateral is repaid.  Unless otherwise agreed, the sums so accruing in respect of each calendar month shall be paid in arrear by the relevant Party not later than the Business Day which is one week after the last Business Day of the calendar month to which such payments relate or such other date as the Parties shall from time to time agree.

8.                                      REDELIVERY OF EQUIVALENT SECURITIES

8.1                                Delivery of Equivalent Securities on termination of a Loan

Borrower shall procure the redelivery of Equivalent Securities to Lender or redeliver Equivalent Securities in accordance with this Agreement and the terms of the relevant Loan on termination of the Loan.  Such Equivalent Securities shall be deemed to have been delivered by Borrower to Lender on delivery to Lender or as it shall direct of the relevant instruments of transfer, or in the case of Equivalent Securities held by an agent or within a clearing or settlement system on the effective instructions to such agent or the operator of such system which result in such Equivalent Securities being held by the operator of the clearing system for the account of the Lender or as it shall direct, or by such other means as may be agreed.  For the avoidance of doubt any reference in this Agreement or in any other agreement or communication between the Parties (howsoever expressed) to an obligation to redeliver or account for or act in relation to Loaned Securities shall accordingly be construed as a reference to an obligation to redeliver or account for or act in relation to Equivalent Securities.

8.2                                Lender’s right to terminate a Loan

Subject to paragraph 10 and the terms of the relevant Loan, Lender shall be entitled to terminate a Loan and to call for the redelivery of all or any Equivalent Securities at any time by giving notice on any Business Day of not less than the standard settlement time for such Equivalent Securities on the exchange or in the clearing organisation through which the Loaned Securities were originally delivered.  Borrower shall redeliver such Equivalent Securities not later than the expiry of such notice in accordance with Lender’s instructions.

8.3                                Borrower’s right to terminate a Loan

Subject to the terms of the relevant Loan, Borrower shall be entitled at any time to terminate a Loan and to redeliver all and any Equivalent Securities due and outstanding to Lender in accordance with Lender’s instructions and Lender shall accept such redelivery.

8.4                                Redelivery of Equivalent Collateral on termination of a Loan

On the date and time that Equivalent Securities are required to be redelivered by Borrower on the termination of a Loan, Lender shall simultaneously (subject to paragraph 5.4 if applicable) repay to Borrower any Cash Collateral or, as the case may be, redeliver Collateral equivalent to the Collateral provided by Borrower pursuant to paragraph 5 in respect of such Loan.  For the avoidance of doubt any reference in this Agreement or in any other agreement or communication between the Parties (however expressed) to an obligation to redeliver or account for or act in relation to Collateral shall accordingly be construed as a reference to an obligation to redeliver or account for or act in relation to Equivalent Collateral.

8.5                                Redelivery of Letters of Credit

Where a Letter of Credit is provided by way of Collateral, the obligation to redeliver Equivalent Collateral is satisfied by Lender redelivering for cancellation the Letter of Credit so provided, or where the Letter of Credit is provided in respect of more than one Loan, by Lender consenting to a reduction in the value of the Letter of Credit.

8.6                                Redelivery obligations to be reciprocal

Neither Party shall be obliged to make delivery (or make a payment as the case may be) to the other unless it is satisfied that the other Party will make such delivery (or make an appropriate payment as the case may be) to it.  If it is not so satisfied (whether because an

Event of Default has occurred in respect of the other Party or otherwise) it shall notify the other party and unless that other Party has made arrangements which are sufficient to assure full delivery (or the appropriate payment as the case may be) to the notifying Party, the notifying Party shall (provided it is itself in a position, and willing, to perform its own obligations) be entitled to withhold delivery (or payment, as the case may be) to the other Party.

9.                                      FAILURE TO REDELIVER

9.1                                Borrower’s failure to redeliver Equivalent Securities

(i)                                    If Borrower does not redeliver Equivalent Securities in accordance with paragraph 8.1 or 8.2, Lender may elect to continue the Loan (which Loan, for the avoidance of doubt, shall continue to be taken into account for the purposes of paragraph 5.4 or 5.5 as applicable) provided that if Lender does not elect to continue the Loan, Lender may either by written notice to Borrower terminate the Loan forthwith and the Parties’ delivery and payment obligations in respect thereof (in which case sub-paragraph (ii) below shall apply) or serve a notice of an Event of Default in accordance with paragraph 14.

(ii)                                 Upon service of a notice to terminate the relevant Loan pursuant to paragraph 9.1(i):-

(a)                     there shall be set-off against the Market Value of the Equivalent Securities concerned such amount of Posted Collateral chosen by Lender (calculated at its Market Value) as is equal thereto;

(b)                    the Parties delivery and payment obligations in relation to such assets which are set-off shall terminate;

(c)                     in the event that the Market Value of the Posted Collateral set-off is less than the Market Value of the Equivalent Securities concerned Borrower shall account to Lender for the shortfall; and

(d)                    Borrower shall account to Lender for the total costs and expenses incurred by Lender as a result thereof as set out in paragraphs 9.3 and 9.4 from the time the notice is effective.

9.2                                Lender’s failure to Redeliver Equivalent Collateral

(i)                                    If Lender does not redeliver Equivalent Collateral in accordance with paragraph 8.4 or 8.5, Borrower may either by written notice to Lender terminate the Loan forthwith and the Parties’ delivery and payment obligations in respect thereof (in which case sub-paragraph (ii) below shall apply) or serve a notice of an Event of Default in accordance with paragraph 14.

(ii)                                 Upon service of a notice to terminate the relevant Loan pursuant to paragraph 9.2(i):-

(a)                     there shall be set-off against the Market Value of the Equivalent Collateral concerned the Market Value of the Loaned Securities;

(b)                    the Parties delivery and payment obligations in relation to such assets which are set-off shall terminate;

(c)                     in the event that the Market Value of the Loaned Securities held by Borrower is less than the Market Value of the Equivalent Collateral concerned Lender shall account to Borrower for the shortfall; and

(d)                    Lender shall account to Borrower for the total costs and expenses incurred by Borrower as a result thereof as set out in paragraphs 9.3 and 9.4 from the time the notice is effective.

9.3                                Failure by either Party to redeliver

This provision applies in the event that a Party (the “Transferor”) fails to meet a redelivery obligation within the standard settlement time for the asset concerned on the exchange or in the clearing organisation through which the asset equivalent to the asset concerned was originally delivered or within such other period as may be agreed between the Parties. In such situation, in addition to the Parties’ rights under the general law and this Agreement where the other Party (the “Transferee”) incurs interest, overdraft or similar costs and expenses the Transferor agrees to pay on demand and hold harmless the Transferee with respect to all such costs and expenses which arise directly from such failure excluding (i) such costs and expenses which arise from the negligence or wilful default of the Transferee and (ii) any indirect or consequential losses.  It is agreed by the Parties that any costs reasonably and properly incurred by a Party arising in respect of the failure of a Party to meet its obligations under a transaction to sell or deliver securities resulting from the failure of the Transferor to fulfil its redelivery obligations is to be treated as a direct cost or expense for the purposes of this paragraph.

9.4                                Exercise of buy-in on failure to redeliver

In the event that as a result of the failure of the Transferor to fulfil its redelivery obligations a “buy-in” is exercised against the Transferee, then the Transferor shall account to the Transferee for the total costs and expenses reasonably incurred by the Transferee as a result of such “buy-in”.

10.                                SET-OFF ETC

10.1                          Definitions for paragraph 10

In this paragraph 10:

“Bid Price” in relation to Equivalent Securities or Equivalent Collateral means the best available bid price on the most appropriate market in a standard size;

“Bid Value” subject to paragraph 10.5 means:-

(a)                                 in relation to Collateral equivalent to Collateral in the form of a Letter of Credit zero and in relation to Cash Collateral the amount of the currency concerned; and

(b)                                in relation to Equivalent Securities or Collateral equivalent to all other types of Collateral the amount which would be received on a sale of such Equivalent Securities or Equivalent Collateral at the Bid Price at Close of Business on the relevant Business Day less all costs, fees and expenses that would be incurred in connection therewith, calculated on the assumption that the aggregate thereof is the least that could reasonably be expected to be paid in order to carry out such sale or realisation and adding thereto the amount of any interest, dividends, distributions or other amounts, in the case of Equivalent Securities, paid to Borrower and in respect of which equivalent amounts have not been paid to Lender and in the case of Equivalent Collateral, paid to Lender and in respect of which equivalent amounts have not been paid to Borrower, in accordance with paragraph 6.1 prior to such time in respect of such Equivalent Securities, Equivalent Collateral or the original Securities or Collateral held, gross of all and any tax deducted or paid in respect thereof;

“Offer Price” in relation to Equivalent Securities or Equivalent Collateral means the best available offer price on the most appropriate market in a standard size;

“Offer Value” subject to paragraph 10.5 means:-

(a)                                 in relation to Collateral equivalent to Collateral in the form of a Letter of Credit zero and in relation to Cash Collateral the amount of the currency concerned; and

(b)                                in relation to Equivalent Securities or Collateral equivalent to all other types of Collateral the amount it would cost to buy such Equivalent Securities or Equivalent Collateral at the Offer Price at Close of Business on the relevant Business Day together with all costs, fees and expenses that would be incurred in connection therewith, calculated on the assumption that the aggregate thereof is the least that could reasonably be expected to be paid in order to carry out the transaction and adding thereto the amount of any interest, dividends, distributions or other amounts, in the case of Equivalent Securities, paid to Borrower and in respect of which equivalent amounts have not been paid to Lender and in the case of Equivalent Collateral, paid to Lender and in respect of which equivalent amounts have not been paid to Borrower, in accordance with paragraph 6.1 prior to such time in respect of such Equivalent Securities, Equivalent Collateral or the original Securities or Collateral held, gross of all and any tax deducted or paid in respect thereof;

10.2                          Termination of delivery obligations upon Event of Default

Subject to paragraph 9, if an Event of Default occurs in relation to either Party, the Parties’ delivery and payment obligations (and any other obligations they have under this Agreement) shall be accelerated so as to require performance thereof at the time such

Event of Default occurs (the date of which shall be the “Termination Date” for the purposes of this clause) so that performance of such delivery and payment obligations shall be effected only in accordance with the following provisions:

(i)                        the Relevant Value of the securities which would have been required to be delivered but for such termination (or payment to be made, as the case may be) by each Party shall be established in accordance with paragraph 10.3; and

(ii)                     on the basis of the Relevant Values so established, an account shall be taken (as at the Termination Date) of what is due from each Party to the other and (on the basis that each Party’s claim against the other in respect of delivery of Equivalent Securities or Equivalent Collateral or any cash payment equals the Relevant Value thereof) the sums due from one Party shall be set-off against the sums due from the other and only the balance of the account shall be payable (by the Party having the claim valued at the lower amount pursuant to the foregoing) and such balance shall be payable on the Termination Date.

If the Bid Value is greater than the Offer Value, and the Non-Defaulting Party had delivered to the Defaulting Party a Letter of Credit, the Defaulting Party shall draw on the Letter of Credit to the extent of the balance due and shall subsequently redeliver for cancellation the Letter of Credit so provided.

If the Offer Value is greater than the Bid Value, and the Defaulting Party had delivered to the Non-Defaulting Party a Letter of Credit, the Non-Defaulting Party shall draw on the Letter of Credit to the extent of the balance due and shall subsequently redeliver for cancellation the Letter of Credit so provided.

In all other circumstances, where a Letter of Credit has been provided to a Party, such Party shall redeliver for cancellation the Letter of Credit so provided.

10.3                          Determination of delivery values upon Event of Default

For the purposes of paragraph 10.2 the “Relevant Value”:-

(i)                        of any securities to be delivered by the Defaulting Party shall, subject to paragraph 10.5 below, equal the Offer Value of such securities; and

(ii)                     of any securities to be delivered to the Defaulting Party shall, subject to paragraph 10.5 below, equal the Bid Value of such securities.

10.4                          For the purposes of paragraph 10.3, but subject to paragraph 10.5, the Bid Value and Offer Value of any securities shall be calculated for securities of the relevant description (as determined by the Non-Defaulting Party) as of the first Business Day following the Termination Date, or if the relevant Event of Default occurs outside the normal business hours of such market, on the second Business Day following the Termination Date (the “Default Valuation Time”);

10.5                          Where the Non-Defaulting Party has following the occurrence of an Event of Default but prior to the close of business on the fifth Business Day following the Termination Date purchased securities forming part of the same issue and being of an identical type and description to those to be delivered by the Defaulting Party or sold securities forming part of the same issue and being of an identical type and description to those to be delivered by him to the Defaulting Party, the cost of such purchase or the proceeds of such sale, as the case may be, (taking into account all reasonable costs, fees and expenses that would be incurred in connection therewith) shall (together with any amounts owing pursuant to paragraph 6.1) be treated as the Offer Value or Bid Value, as the case may be, of the amount of securities to be delivered which is equivalent to the amount of the securities so bought or sold, as the case may be, for the purposes of this paragraph 10, so that where the amount of securities to be delivered is more than the amount so bought or sold as the case may be, the Offer Value or Bid Value as the case may be, of the balance shall be valued in accordance with paragraph 10.4.

10.6                          Any reference in this paragraph 10 to securities shall include any asset other than cash provided by way of Collateral.

10.7                          Other costs, expenses and interest payable in consequence of an Event of Default

The Defaulting Party shall be liable to the Non-Defaulting Party for the amount of all reasonable legal and other professional expenses incurred by the Non-Defaulting Party in connection with or as a consequence of an Event of Default, together with interest thereon at the one-month London Inter Bank Offered Rate as quoted on a reputable financial information service (“LIBOR”) as of 11.00 am, London Time, on the date on which it is to be determined or, in the case of an expense attributable to a particular transaction and where the parties have previously agreed a rate of interest for the transaction, that rate of interest if it is greater than LIBOR.  The rate of LIBOR applicable to each month or part thereof that any sum payable pursuant to this paragraph 10.7 remains outstanding is the rate of LIBOR determined on the first Business Day of any such period of one month or any part thereof.  Interest will accrue daily on a compound basis and will be calculated according to the actual number of days elapsed.

11.                                TRANSFER TAXES

Borrower hereby undertakes promptly to pay and account for any transfer or similar duties or taxes chargeable in connection with any transaction effected pursuant to or contemplated by this Agreement, and shall indemnify and keep indemnified Lender against any liability arising as a result of Borrower’s failure to do so.

12.                                LENDER’S WARRANTIES

Each Party hereby warrants and undertakes to the other on a continuing basis to the intent that such warranties shall survive the completion of any transaction contemplated herein that, where acting as a Lender:

(a)                     it is duly authorised and empowered to perform its duties and obligations under this Agreement;

(b)                    it is not restricted under the terms of its constitution or in any other manner from lending Securities in accordance with this Agreement or from otherwise performing its obligations hereunder;

(c)                     it is absolutely entitled to pass full legal and beneficial ownership of all Securities provided by it hereunder to Borrower free from all liens, charges and encumbrances; and

(d)                    it is acting as principal in respect of this Agreement or, subject to paragraph 16, as agent and the conditions referred to in paragraph 16.2 will be fulfilled in respect of any Loan which it makes as agent.

13.                                BORROWER’S WARRANTIES

Each Party hereby warrants and undertakes to the other on a continuing basis to the intent that such warranties shall survive the completion of any transaction contemplated herein that, where acting as a Borrower:

(a)                     it has all necessary licenses and approvals, and is duly authorised and empowered, to perform its duties and obligations under this Agreement and will do nothing prejudicial to the continuation of such authorisation, licences or approvals;

(b)                    it is not restricted under the terms of its constitution or in any other manner from borrowing Securities in accordance with this Agreement or from otherwise performing its obligations hereunder;

(c)                     it is absolutely entitled to pass full legal and beneficial ownership of all Collateral provided by it hereunder to Lender free from all liens, charges and encumbrances; and

(d)                    it is acting as principal in respect of this Agreement.

14.                                EVENTS OF DEFAULT

14.1                          Each of the following events occurring in relation to either Party (the “Defaulting Party”, the other Party being the “Non-Defaulting Party”) shall be an Event of Default for the purpose of paragraph 10 but only (subject to sub-paragraph (v) below) where the Non-Defaulting Party serves written notice on the Defaulting Party:-

(i)                        Borrower or Lender failing to pay or repay Cash Collateral or deliver Collateral or redeliver Equivalent Collateral or Lender failing to deliver Securities upon the due date;

(ii)                     Lender or Borrower failing to comply with its obligations under paragraph 5;

(iii)                  Lender or Borrower failing to comply with its obligations under paragraph 6.1;

(iv)                 Borrower failing to comply with its obligations to deliver Equivalent Securities in accordance with paragraph 8;

(v)                    an Act of Insolvency occurring with respect to Lender or Borrower, an Act of Insolvency which is the presentation of a petition for winding up or any analogous proceeding or the appointment of a liquidator or analogous officer of the Defaulting Party not requiring the Non-Defaulting Party to serve written notice on the Defaulting Party;

(vi)                 any representation or warranty made by Lender or Borrower being incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

(vii)              Lender or Borrower admitting to the other that it is unable to, or it intends not to, perform any of its obligations under this Agreement and/or in respect of any Loan;

(viii)           Lender (if applicable) or Borrower being declared in default or being suspended or expelled from membership of or participation in, any securities exchange or association or suspended or prohibited from dealing in securities by any regulatory authority;

(ix)                   any of the assets of Lender or Borrower or the assets of investors held by or to the order of Lender or Borrower being transferred or ordered to be transferred to a trustee (or a person exercising similar functions) by a regulatory authority pursuant to any securities regulating legislation, or

(x)                      Lender or Borrower failing to perform any other of its obligations under this Agreement and not remedying such failure within 30 days after the Non-Defaulting Party serves written notice requiring it to remedy such failure.

14.2                          Each Party shall notify the other (in writing) if an Event of Default or an event which, with the passage of time and/or upon the serving of a written notice as referred to above, would be an Event of Default, occurs in relation to it.

14.3                          The provisions of this Agreement constitute a complete statement of the remedies available to each Party in respect of any Event of Default.

14.4                          Subject to paragraph 9.3 and 10.7, neither Party may claim any sum by way of consequential loss or damage in the event of failure by the other party to perform any of its obligations under this Agreement.

15.                                INTEREST ON OUTSTANDING PAYMENTS

In the event of either Party failing to remit sums in accordance with this Agreement such Party hereby undertakes to pay to the other Party upon demand interest (before as well as after judgment) on the net balance due and outstanding, for the period commencing on and inclusive of the original due date for payment to (but excluding) the date of actual payment, in the same currency as the principal sum and at the rate referred to in paragraph 10.7. Interest will accrue daily on a compound basis and will be calculated according to the actual number of days elapsed.

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16.         TRANSACTIONS ENTERED INTO AS AGENT

16.1       Power for Lender to enter into Loans as agent

Subject to the following provisions of this paragraph, Lender may (if so indicated in paragraph 6 of the Schedule) enter into Loans as agent (in such capacity, the “Agent”) for a third person (a “Principal”), whether as custodian or investment manager or otherwise (a Loan so entered into being referred to in this paragraph as an “Agency Transaction”).

16.2       Conditions for agency loan

A Lender may enter into an Agency Transaction if, but only if:-

(i)        it specifies that Loan as an Agency Transaction at the time when it enters into it;

(ii)       it enters into that Loan on behalf of a single Principal whose identity is disclosed to Borrower (whether by name or by reference to a code or identifier which the Parties have agreed will be used to refer to a specified Principal) at the time when it enters into the Loan or as otherwise agreed between the Parties; and

(iii)      it has at the time when the Loan is entered into actual authority to enter into the Loan and to perform on behalf of that Principal all of that Principal’s obligations under the agreement referred to in paragraph 16.4(ii).

16.3       Notification by Lender of certain events affecting the principal

Lender undertakes that, if it enters as agent into an Agency Transaction, forthwith upon becoming aware:-

(i)        of any event which constitutes an Act of Insolvency with respect to the relevant Principal; or

(ii)       of any breach of any of the warranties given in paragraph 16.5 or of any event or circumstance which has the result that any such warranty would be untrue if repeated by reference to the then current facts;

it will inform Borrower of that fact and will, if so required by Borrower, furnish it with such additional information as it may reasonably request.

16.4      Status of agency transaction

(i)              Each Agency Transaction shall be a transaction between the relevant Principal and Borrower and no person other than the relevant Principal and Borrower shall be a party to or have any rights or obligations under an Agency Transaction.  Without limiting the foregoing, Lender shall not be liable as principal for the performance of an Agency Transaction, but this is without prejudice to any liability of Lender under any other provision of this clause; and

(ii)             all the provisions of the Agreement shall apply separately as between Borrower and each Principal for whom the Agent has entered into an Agency transaction or Agency Transactions as if each such Principal were a party to a separate agreement with Borrower in all respects identical with this Agreement other than this paragraph and as if the Principal were Lender in respect of that agreement;

PROVIDED THAT

if there occurs in relation to the Agent an Event of Default or an event which would constitute an Event of Default if Borrower served written notice under any sub-clause of paragraph 14, Borrower shall be entitled by giving written notice to the Principal (which notice shall be validly given if given to Lender in accordance with paragraph 21) to declare that by reason of that event an Event of Default is to be treated as occurring in relation to the Principal.  If Borrower gives such a notice then an Event of Default shall be treated as occurring in relation to the Principal at the time when the notice is deemed to be given; and

if the Principal is neither incorporated in nor has established a place of business in Great Britain, the Principal shall for the purposes of the agreement referred to in paragraph 16.4(ii) be deemed to have appointed as its agent to receive on its behalf service of process in the courts of England the Agent, or if the Agent is neither incorporated nor has established a place of business in Great Britain, the person appointed by the Agent for the purposes of this Agreement, or such other  person as the Principal may from time to time specify in a written notice given to the other Party.

The foregoing provisions of this paragraph do not affect the operation of the Agreement as between Borrower and Lender in respect of any transactions into which Lender may enter on its own account as principal.

16.5       Warranty of authority by Lender acting as agent

Lender warrants to Borrower that it will, on every occasion on which it enters or purports to enter into a transaction as an Agency Transaction, have been duly authorised to enter into that Loan and perform the obligations arising under such transaction on behalf of the person whom it specifies as the Principal in respect of that transaction and to perform on behalf of that person all the obligations of that person under the agreement referred to in paragraph 16.4(ii).

17.         TERMINATION OF THIS AGREEMENT

Each Party shall have the right to terminate this Agreement by giving not less than 15 Business Days’ notice in writing to the other Party (which notice shall specify the date of termination) subject to an obligation to ensure that all Loans which have been entered into but not discharged at the time such notice is given are duly discharged in accordance with this Agreement.

18.         SINGLE AGREEMENT

Each Party acknowledges that, and has entered into this Agreement and will enter into each Loan in consideration of and in reliance upon the fact that, all Loans constitute a single business and contractual relationship and are made in consideration of each other.  Accordingly, each Party agrees:

(i)        to perform all of its obligations in respect of each Loan, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Loans; and

(ii)       that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan.

19.         SEVERANCE

If any provision of this Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from the Agreement and the remaining provisions of this Agreement shall remain in full force and effect.  The Agreement shall, however, thereafter be amended by the Parties in such reasonable manner so as to achieve as far as possible, without illegality, the intention of the Parties with respect to that severed provision.

20.         SPECIFIC PERFORMANCE

Each Party agrees that in relation to legal proceedings it will not seek specific performance of the other Party’s obligation to deliver or redeliver Securities, Equivalent Securities, Collateral or Equivalent Collateral but without prejudice to any other rights it may have.

21.         NOTICES

21.1       Any notice or other communication in respect of this Agreement may be given in any manner set forth below to the address or number or in accordance with the electronic messaging system details set out in paragraph 4 of the Schedule and will be deemed effective as indicated:

(i)        if in writing and delivered in person or by courier, on the date it is delivered;

(ii)       if sent by telex, on the date the recipient’s answerback is received;

(iii)      if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)     if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)      if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or the receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the Close of Business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

21.2       Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

22.         ASSIGNMENT

Neither Party may charge assign or transfer all or any of its rights or obligations hereunder without the prior consent of the other Party.

23.         NON-WAIVER

No failure or delay by either Party (whether by course of conduct or otherwise) to exercise any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege as herein provided.

24.         GOVERNING LAW AND JURISDICTION

24.1       This Agreement is governed by, and shall be construed in accordance with, English law.

24.2       The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

24.3       Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

24.4       Each of Party A and Party B hereby respectively appoints the person identified in paragraph 5 of the Schedule pertaining to the relevant Party as its agent to receive on its behalf service of process in the courts of England.  If such an agent ceases to be an agent of Party A or party B, as the case may be, the relevant Party shall promptly appoint, and notify the other Party of the identity of its new agent in England.

25.         TIME

Time shall be of the essence of the Agreement.

26.         RECORDING

The Parties agree that each may record all telephone conversations between them.

27.         WAIVER OF IMMUNITY

Each Party hereby waives all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgement) and execution to which it might otherwise be entitled in any action or proceeding in the courts of England or of any other country or jurisdiction relating in any way to this Agreement and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

28.         MISCELLANEOUS

28.1       This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

28.2       The Party (the “Relevant Party”) who has prepared the text of this Agreement for execution (as indicated in paragraph 7 of the Schedule) warrants and undertakes to the other Party that such text conforms exactly to the text of the standard form Global Master Securities Lending Agreement posted by the International Securities Lenders Association on its website on 7 May 2000 except as notified by the Relevant Party to the other Party in writing prior to the execution of this Agreement.

28.3       No amendment in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the Parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

28.4       The obligations of the Parties under this Agreement will survive the termination of any Loan.

28.5       The warranties contained in paragraphs 12, 13, 16 and 28.2 will survive termination of this Agreement for so long as any obligations of either of the Parties pursuant to this Agreement remain outstanding.

28.6       Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

28.7       This Agreement (and each amendment in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

28.8       A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

EXECUTED by the PARTIES

BY	)	/s/ Guy Cools
[Managing Director]

)

ON BEHALF OF	)	FSA ASSET MANAGEMENT LLC

)

BY))		Jean Le Naour /s/ Jean Le Naour Didier Casas /s/ Dider Casas

	)	Chief Financial Officer General Secretary

Acting pursuant to a special power of attorney granted by the Board of Directors of Dexia Crédit Local on November 13th, 2008

ON BEHALF OF	)	DEXIA CRÉDIT LOCAL

)

IN THE PRESENCE OF	)

25

EXECUTION COPY

COMMITTED SECURITIES LENDING FACILITY ANNEX

TO THE GLOBAL MASTER SECURITIES LENDING AGREEMENT (GMSLA 2000)

BETWEEN

FSA ASSET MANAGEMENT LLC AND DEXIA CRÉDIT LOCAL

This Committed Securities Lending Facility Annex (this “Annex”) shall act as an amendment to and form part of the Global Master Securities Lending Agreement dated as of November 13, 2008 (the “GMSLA Base Agreement” and the GMSLA Base Agreement, together with this Annex, the “Agreement”) between FSA Asset Management LLC (“Party A”, “FSAM”, or “Borrower”) and Dexia Crédit Local (“Party B”, “DCL” or “Lender”).  Unless otherwise defined herein, capitalized terms used in this Annex have the same meanings assigned to them in the GMSLA Base Agreement.  In connection with the loan of Securities and delivery of Collateral (the “Transactions”) pursuant to the Agreement, Party A and Party B agree as follows:

1.  Definitions

Paragraph 2.1 of the GMSLA Base Agreement shall be amended by

(a) amending and restating the following definition:

“Act of Insolvency” means, in relation to any Person, that such Person (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (c) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within thirty calendar days of the institution or presentation thereof; (d) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (e) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (f) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty calendar days thereafter; or (g) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (f) (inclusive).

and (b) inserting the following definitions:

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by the Person, any entity that controls, directly or indirectly, the Person or any entity directly or indirectly under common control with the Person (where, for the avoidance of doubt, two entities shall be considered under “common control” where they are each controlled, directly or indirectly, by the same third entity).  For this purpose, “control” of any entity or Person means ownership of a majority of the voting power of the entity or Person.

 “Best Available Eligible Securities” means those Eligible Securities available to be transferred by Borrower to Lender as Collateral in connection with the Agreement which fall into the highest of the Priority Categories specified on Schedule A to this Annex.

“BONY” shall have the meaning set forth in the definition of “Market Value”.

 “Capital Commitment Agreement” means the Capital Commitment Agreement dated as of November 13, 2008 among Dexia Holdings Inc., FSAH and Borrower, as the same may from time to time be amended.

“Change in Control” means that any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than Dexia S.A. shall be or have the right to be (whether by means of warrants, options or otherwise), or shall become or obtain currently exercisable rights by means of warrants or options to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly through ownership of one or more Affiliates, of more than 50% of the total equity interest of Borrower.

“Collateral Posting Requirements” means any requirement for either of the GIC Issuers to post specified collateral to secure a GIC.  For the avoidance of doubt, a “requirement” to post collateral includes a provision in a GIC that, upon a relevant downgrade of FSA, the relevant GIC Issuer has the option to post collateral (or effect one or more other cures), failing which the GIC would become subject to termination (either automatically or at the then election of the relevant GIC holder).

“Commitment Effective Date” means November 13, 2008.

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“Commitment Fee Period” means each period commencing on and including one Commitment Fee Period End Date and ending on but excluding the next succeeding Commitment Fee Period End Date.

“Commitment Fee Period End Date” means each of (i) the Commitment Effective Date (which shall be the first Commitment Fee Period End Date) and (ii) the last Business Day of each calendar quarter which occurs after (or which includes) the Commitment Effective Date; provided that the Facility Termination Date shall be the last Commitment Fee Period End Date.

“Confirmation” shall have the meaning set forth in Section 3(d) of this Annex.

“Designated Office” means, with respect to a Party, a branch or office of that Party which is specified in this Annex.

“Eligible Securities” means all securities owned by Borrower as of the date of the Agreement, and any securities purchased by Borrower after the date of the Agreement which are included in one of the categories of securities listed on Schedule A; provided, however, that in the case of any security for which (A) the issuance of such a guarantee would result in such security being eligible for pledge or sale by the New York Branch of DCL pursuant to the Term Auction Facility, the Discount Window or other financing programs of the Federal Reserve Bank of New York (and such security would not already be so eligible) and (B) Lender has specifically requested, with at least 30 Business Days’ prior notice, that Borrower arrange for FSA to issue such a guarantee (and reasonably cooperated with Borrower and FSA in connection therewith), such security shall be (or continue to be) an Eligible Security hereunder only if guaranteed by FSA as to scheduled payments of principal and interest in a manner which permits transfers of the benefit of the guarantee together with any transfer of the relevant security, in accordance with the form of policy delivered pursuant to Section 4 below and FSA’s customary terms for transferable secondary asset guarantees (such requirement the “Transferable Guarantee Requirement”).

“Escrow Agent” means an independent third party banking institution (i) having a rating assigned to its short-term unsecured indebtedness at least equal to A-1 by S&P and P-1 by Moody’s, and (ii) licensed in and acting through an office, branch or agency in New York City, specified by Lender at least 5 Business Days prior to the relevant Settlement Date.

“Facility Amount” means (i) prior to the effective date of the FSA/FSAIC Facilities, U.S. $3.5 billion and (ii) from and after the FSA/FSAIC Facilities Effective Date, U.S. $3.5 billion minus an amount which is 90 percent of the FSA/FSAIC Facilities Amount.

“Facility Termination Date” means the earlier of (i) the Scheduled Facility Termination Date or (ii) any date specified by Lender in a notice to Borrower

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as the Facility Termination Date following the occurrence, and during the continuance, of an Event of Default in relation to Borrower.

“FSA” means Financial Security Assurance Inc., a New York stock insurance company.

“FSA/FSAIC Facilities” shall have the meaning set forth in Section 6(a)(i) of this Annex.

“FSA/FSAIC Facilities Amount” means, from and after the FSA/FSAIC Facilities Effective Date, the sum of (i) the maximum cash proceeds that would be available to FSAM in accordance with sales made under the FSA/FSAIC Sale Facility and (ii) the maximum cash proceeds and/or market value of securities that FSAM would be eligible to obtain under the FSA/FSAIC Repo Facility, in each case (1) based on (x) the economic value of assets actually held by FSAM as of September 30, 2008 that are eligible for sale or pledge under such FSA/FSAIC Sale Facility or FSA/FSAIC Repo Facility, as applicable, in accordance with the quarterly determination of such economic value by FSAH for purposes of its September 30, 2008 financial statements, provided that the parties acknowledge that in the case of the FSA/FSAIC Sale Facility the eligible assets actually held by FSAM are limited to U.S. domestic municipal securities (where the classification of securities as “U.S. domestic municipal securities” is to be based on the list and/or description of such securities approved by the New York Insurance Department and the Oklahoma Insurance Department, as applicable), and (y) the haircut or discount from such economic value that would be applicable to a sale or pledge of such assets in accordance with the terms of the FSA/FSAIC Sale Facility or FSA/FSAIC Repo Facility, and (2) subject to the maximum commitment amount under the relevant FSA/FSAIC Facility.

“FSA/FSAIC Facilities Effective Date” means such date, if any, on which FSA and FSAIC shall have received their respective regulatory approvals of the New York Insurance Department and the Oklahoma Insurance Department, as applicable, contemplated by Section 6(a)(i) to enter into the FSA/FSAIC Facilities.

“FSA/FSAIC Repo Facility” shall have the meaning set forth in Section 6(a)(i) of this Annex.

“FSA/FSAIC Sale Facility” shall have the meaning set forth in Section 6(a)(i) of this Annex.

“FSAIC” means FSA Insurance Company, an Oklahoma insurance company.

“FSA Policies” means each of (i) the financial guaranty insurance policy delivered by FSA to Lender in relation to Borrower’s payment obligations under this Agreement pursuant to Section 4(g)(i) below and (ii) each financial guaranty insurance policy (if any) issued in relation to Eligible Securities as

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contemplated by Section 4(g)(ii) below and the definition of “Eligible Securities”.

“FSAH” means Financial Security Assurance Holdings Ltd.

“GAAP” means United States generally accepted accounting principles consistently applied as in effect from time to time.

“GIC” mean a guaranteed investment contract or other similar agreement issued by a GIC Issuer and guaranteed by FSA, and “GICs” means all such GICs collectively.

“GIC Eligible Securities” shall have the meaning set forth in Section 3(a) of this Annex.

“GIC Issuer” means either FSA Capital Management Services LLC or FSA Capital Markets Services LLC, and “GIC Issuers” means both such entities collectively.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Insolvency Event” means with respect to a Person that such Person is or becomes financially insolvent or is unable generally to pay its debts as they become due or fails or admits in writing in a judicial, regulatory or administrative proceeding or filing its inability generally to pay its debts as they become due.

“Intended Use” means FSAM’s application of Loaned Securities to make advances to the GIC Issuers for the purpose of enabling the GIC Issuers to satisfy their respective Collateral Posting Requirements under their respective GICs.

 “Market Value” means on any date and with respect to any Eligible Securities or GIC Eligible Securities, the market value of such Eligible Securities or GIC Eligible Securities as most recently determined on or prior to such date by The Bank of New York (“BONY”) in its capacities as clearing agent for Borrower or custodian in connection with provisions of the GICs relating to Collateral Posting Requirements or in connection with repurchase and/or securities lending agreements to which Borrower or either of the GIC Issuers are party, in accordance with BONY’s pricing methodology thereunder consistently applied on a weekly basis to the extent commercially practicable; provided, however, that (i) Lender may request BONY to update its estimate of the market value of any Eligible Securities from time to time and any such updated estimate shall be given effect with respect to the determination of the Market Value of Eligible Securities as of

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the Settlement Date for any Transaction, (ii) Lender shall be entitled to determine market value as of the Settlement Date of GIC Eligible Securities to be delivered by Lender on the Settlement Date for any Transaction, but Lender shall determine such market value in the same manner as BONY, (iii) the Market Value of GIC Eligible Securities that have been posted as collateral in accordance with the terms and conditions of a GIC (or the related custodian agreement therefor) shall be the market value determined by the custodian for the GIC in connection therewith and (iv) with respect to any Eligible Securities or GIC Eligible Securities for which neither BONY nor a GIC Custodian has made a market value determination in the capacity described above, Lender shall determine the market value in good faith based on the pricing services and/or pricing methodologies generally applied by Borrower to estimate the market value of Eligible Securities for purposes of its periodic financial statements or other internal purposes.  For purposes of the GMSLA Base Agreement, except Paragraph 9 thereof, the Market Value of Loaned Securities and Collateral shall not be determined on each Business Day but shall be based on the most recent determination of market value in accordance with the foregoing (i.e., a weekly determination, to the extent commercially practicable, or if more recent the determination of market value as of the Settlement Date).

Notwithstanding the foregoing, for purposes of Paragraph 9 of the GMSLA Base Agreement, “Market Value” shall continue to have the meaning set forth in the GMSLA Base Agreement.

“Moody’s” means Moody’s Investors Service Inc. or its successor.

“Notice of Termination” means any written notice duly executed and delivered by Lender to Borrower in accordance with Section 7 of this Annex in which Lender elects to designate the Facility Termination Date as the earlier of (i) the fifth (5th) anniversary of the date of Borrower’s receipt of such Notice or (ii) the seventh (7th) anniversary of the Commitment Effective Date (or, if such fifth (5th) or seventh (7th) anniversary, as applicable is not a Business Day, the first day following such fifth (5th) or seventh (7th) anniversary, as applicable, that is a Business Day).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind, or Governmental Authority.

“Pledge and Intercreditor Agreement” means the Pledge and Intercreditor Agreement dated as of November 13, 2008 among DCL, Dexia Bank Belgium S.A., FSAM and FSA, as the same may from time to time be amended.

 “Requirement of Law” means any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator

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or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Representative Haircut” shall have the meaning set forth in Section 3(a) of this Annex.

“Revolving Credit Agreement” means the Revolving Credit Agreement dated as of June 30, 2008 between Dexia Crédit Local and Borrower, as the same may from time to time be amended.

 “Scheduled Facility Termination Date” means (i) on the date of this Annex, the fifth (5th) anniversary of the Commitment Effective Date; (ii) on any date thereafter prior to Borrower’s receipt of a Notice of Termination from Lender, the fifth (5th) anniversary of such date; and (iii) on any date on or after Borrower’s receipt of a Notice of Termination from Lender, the fifth (5th) anniversary of the date of such receipt; provided that (i) if the Facility Termination Date would otherwise occur on a date that falls after the seventh (7th) anniversary of the Commitment Effective Date, it shall instead occur  on the seventh (7th) anniversary of the Commitment Effective Date, and (ii) if the Facility Termination Date would otherwise occur on a date that is not a Business Day, the Facility Termination Date shall instead occur on the first day following such date that is a Business Day.

“Securities Lending Conditions Precedent” shall have the meaning set forth in Section 3(e) of this Annex.

“Securities Loan Request” shall have the meaning set forth in Section 3(b) of this Annex.

“Securities Priority List” means a priority listing of the Best Available Eligible Securities for purposes of the Agreement maintained by Borrower and a copy of which Borrower has provided to Lender, as most recently updated by Borrower and notified to Lender through the date of determination.

“Specified Borrower Entity” means each of Borrower, either of the GIC Issuers, FSAH and FSA.

 “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc., or its successor.

“Transaction Documents” means the Agreement and each Confirmation delivered in connection herewith.

“Transferable Guarantee Requirement” shall have the meaning set forth in the definition of “Eligible Securities”.

“Unutilized Commitment” means on any date (x) the Facility Amount minus (y) the Utilized Commitment.

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“Utilized Commitment” means on any date the aggregate Market Value of all Securities which are the subject of an outstanding Loan to Borrower hereunder on or prior to such date (measuring Market Value as of the Settlement Date of each relevant Transaction).

2.  Commitment; Facility Amount

(a)           From the Commitment Effective Date to the Facility Termination Date, Lender agrees to enter in Transactions on the terms set forth below from time to time upon request by Borrower, subject to and in accordance with the terms and conditions of this Annex and the GMSLA Base Agreement.  Notwithstanding anything to the contrary herein, Lender shall have no obligation to enter into any proposed Transaction on any proposed Settlement Date to the extent that the Market Value of the relevant Loaned Securities thereunder would exceed the Unutilized Commitment in effect at such time.

(b)           FSAM agrees to pay to DCL on the last day of each Commitment Fee Period after the date hereof and on the Facility Termination Date a nonrefundable fee equal to the daily average Facility Amount during the related Commitment Fee Period multiplied by 0.50% per annum.

(c)           Notwithstanding any other term of this Annex, it shall be a condition precedent to the effectiveness of DCL’s obligations under Section 2(a) above that FSAM shall have caused FSA to deliver the FSA Policy contemplated by Section 4(g)(i) of this Annex to DCL.

3.  Loans of Securities

Paragraph 3 of the GMSLA Base Agreement is hereby deleted and replaced with the following:

(a) As soon as reasonably practicable, Borrower shall prepare, subject to Lender’s reasonable review and confirmation, a listing of the different categories of securities which are eligible to be posted to meet the Collateral Posting Requirements in relation to one or more of the GICs (“GIC Eligible Securities”), together with a listing of the “haircut” reasonably representative of the haircut applied to the market value of each such category of GIC Eligible Securities in determining the collateral value credit given to a posting of such GIC Eligible Securities under the Collateral Posting Requirements of the GICs (with respect to any category of GIC Eligible Securities, and as may be more particularly specified in relation to a particular Securities Loan Request by Borrower as provided below, the “Representative Haircut”).

(b) Borrower shall initiate each proposed Transaction by submitting a written request for Lender’s review, which shall set forth (i) information identifying, and specifying the principal amount of, each category of GIC Eligible Security proposed to be lent to Borrower as a Loaned Security, and any more specific Representative Haircuts applicable in connection with the Collateral Posting Requirements expected to be met with the proposed Loaned Securities, (ii) Borrower’s estimate of the Market Value of the proposed Loaned Securities, (iii) information identifying, and specifying the principal amount of, each security proposed to be pledged to Lender as Collateral for the proposed Transaction (iv) Borrower’s estimate of the Market Value of the proposed Collateral, (iv) a date not earlier than one (1) Business Day following, and not later than three (3) Business Days following, the effective

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date of such request as the Settlement Date for the proposed Transaction, and (v) a date not later than the Facility Termination Date as the termination date for the proposed Transaction (a “Securities Loan Request”).  Any such Securities Loan Request shall be effective (x) on the Business Day made, if delivered to Lender at or before 4:30 p.m. (Paris time) on such Business Day, or (y) otherwise, on the Business Day immediately following the date of its delivery to Lender.

(c) In making a Securities Loan Request, Borrower shall identify as Collateral for the relevant Transaction only the Best Available Eligible Securities based on the Securities Priority List as of the date of such Securities Loan Request. Borrower agrees to use good faith, commercially reasonable efforts to ensure that the Securities Priority List is updated from time to time to reflect the Best Available Eligible Securities, and Lender shall have the right to consult with Borrower from time to time, as to whether the Securities Priority List accurately reflects the Best Available Eligible Securities.

(d) Upon Lender’s receipt of a Securities Loan Request with respect to a proposed Transaction, Lender shall within one (1) Business Day deliver to Borrower a confirmation (i) confirming that the GIC Eligible Securities requested by Borrower are available to Lender in the requisite amounts or, if such GIC Eligible Securities are not so available to Lender, identifying replacement GIC Eligible Securities having an equivalent value for purposes of the Collateral Posting Requirements based on their Market Value and Representative Haircut, (ii) confirming whether Lender concurs with Borrower’s determination that the proposed Collateral represents the Best Available Eligible Securities, (iii) notifying Borrower of Lender’s determination regarding the Market Value of the proposed Collateral (and any adjustment to the required Collateral arising from the identification of replacement GIC Eligible Securities under (i)) and Lender’s determination regarding the Market Value of the proposed Loaned Securities and (iv) confirming the Settlement Date and the termination date (each, a “Confirmation”).  Each Confirmation shall be deemed incorporated herein by reference with the same effect as if set forth herein at length.  Any failure by Lender to deliver a Confirmation pursuant to this Section 3(d) shall not relieve Lender of its obligations to transfer Loaned Securities on the Settlement Date in accordance with the terms hereof.

(e) Provided each of the Securities Lending Conditions Precedent set forth in this Section 3(e) shall have been satisfied (or waived by Lender), and subject to Borrower’s rights under Section 3(f), Lender shall transfer the Loaned Securities to Borrower, and the related Collateral shall be concurrently transferred by Borrower to Lender, in each case in accordance with the account details specified in such Confirmation or such standing account details as may be agreed between Lender and Borrower from time to time.  For purposes of this Section 3(e), the “Securities Lending Conditions Precedent” shall be satisfied with respect to any proposed Transaction if:

(i)            on the proposed Settlement Date, either (x) the rating assigned to FSA’s financial strength by S&P is lower than AA- or (y) the rating assigned to FSA’s financial strength by Moody’s is lower than Aa3;

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(ii)                               the representations and warranties of Borrower under Paragraph 13 of the GMSLA Base Agreement, as amended and supplemented by Section 4 of this Annex, shall be true and correct in all material respects on the Settlement Date for such proposed Transaction as though made on and as of such Settlement Date;

(iii)                            no Event of Default shall have occurred and be continuing on the Settlement Date for such proposed Transaction;

(iv)                              the FSA Policies shall be in full force and effect;

(v)                                 Lender shall have received such corporate resolutions, certificates, opinions of counsel and other documents in connection herewith as Lender may, in its reasonable discretion, have required; and

(vi)                              the Collateral shall be Eligible Securities.

(f) Each Confirmation, together with the Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby unless objected to in writing by Borrower no more than two (2) Business Days after the date such Confirmation is received by Borrower.  An objection sent by Borrower with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Borrower, must set forth such provision(s) in the manner that Borrower believes such provisions should be stated, and must be received by Lender no more than two (2) Business Days after such Confirmation is received by Borrower.

(g) On the termination date for one or more Transactions, termination of the applicable Transaction(s) will be effected by transfer by Lender to Borrower of Equivalent Collateral, and any Income in respect thereof received by Lender and not previously transferred or credited to Borrower, against the simultaneous transfer of Equivalent Securities and any other amounts payable and outstanding under the Agreement in respect of such Transaction(s) by Borrower to Lender, in each case in accordance with the account details specified in the related Confirmation(s) or such standing account details as may be agreed between Lender and Borrower from time to time.

(h) If, after the date of this Annex, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Lender made subsequent to the date hereof:

(i) shall subject Lender to any tax of any kind whatsoever with respect to the Agreement or any Transaction, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on Lender’s overall net income);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender; or

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(iii) shall impose on Lender any other condition due to the Agreement or the Transactions;

and the result of any of the foregoing is to increase the cost to Lender of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Agreement in respect thereof; then, in any such case, Borrower shall pay Lender, within 30 days after written demand therefor is received by Borrower any additional amounts necessary to compensate Lender for such increased cost payable or reduced amount receivable.  If Lender becomes aware that it is entitled to claim any additional amounts pursuant to this Section 3(h), it shall notify Borrower in writing of the event by reason of which it has become so entitled within a reasonable period after Lender becomes aware thereof.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Lender to Borrower and shall be conclusive and binding upon Borrower in the absence of manifest error.  This covenant shall survive the Facility Termination Date, and the transfer by Borrower of any or all Equivalent Securities.

If Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does have the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, within 30 days after submission by Lender to Borrower of a written request therefor, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Lender to Borrower and shall be conclusive and binding upon Borrower in the absence of manifest error.  This covenant shall survive the Facility Termination Date, and the transfer by Borrower of any or all Equivalent Securities.

(i) From and after the Facility Termination Date, Lender shall have no further obligation to loan Securities to Borrower.  On the Facility Termination Date, Borrower shall be obligated to transfer Equivalent Securities, together with all accrued and unpaid interest and other amounts due and payable to Lender hereunder.  Following the Facility Termination Date, Lender shall not be obligated to transfer any Equivalent Collateral to Borrower until payment in full to Lender of all amounts due hereunder; provided, however, that upon Borrower’s request, Lender shall transfer to Borrower Equivalent Collateral with respect to which Lender shall have received Equivalent Securities and such other amounts payable to Lender in respect of such Securities in accordance with the requirements of this Annex, provided that an Event of Default in relation to Borrower is not then continuing and the transfer of such Equivalent Collateral would not result in a Margin deficit.

(j)  In order to effect simultaneous delivery of Collateral and Securities as contemplated by Paragraph 5.1 or Paragraph 8.6 of the GMSLA Base Agreement or otherwise in accordance

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with the Agreement, either party may require that delivery in respect of one or more Transactions take place through the use of an Escrow Agent, provided that the notice requiring use of an Escrow Agent for purposes of the Agreement shall have been given not later than 10 Business Days prior to the relevant Settlement Date.  Any costs or expenses incurred in connection with establishing such escrow arrangement shall be borne by the party requiring such arrangement.

4.                             Borrower’s Warranties:

Paragraph 13 shall be amended by (i) deleting clauses (a) and (b); (ii) renumbering clauses (c) and (d) as, respectively, clauses (a) and (b); (iii) deleting the word “and” from the end of new clause (a); (iv) replacing the period at the end of new clause (b) with a semicolon; and (v) inserting the following after new clause (b):

(c) Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to conduct its business as now conducted and to own its properties.  Borrower has full power and authority to enter into the Transaction Documents and to incur its obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action on the part of Borrower.  The Agreement has been duly executed and delivered by Borrower and constitutes the valid and legally binding agreement of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.  Upon execution and delivery thereof, each Confirmation will constitute a valid and legally binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency and other laws relating to or affecting creditors’ rights generally and by general principles of equity.

(d) All consents and approvals of, and all notices to and filings with, any governmental entities or regulatory bodies required as a condition to the valid execution, delivery or performance by Borrower of the Transaction Documents have been obtained or made.  Neither the execution and delivery of the Transaction Documents nor compliance with the terms and provisions thereof will conflict with, result in a breach of or constitute a default under (i) any of the terms, conditions or provisions of the limited liability company agreement of Borrower, (ii) any law, regulation or order, writ, judgment, injunction, decree, determination or award of any court or governmental instrumentality or (iii) any agreement or instrument to which Borrower is a party or by which it is bound.

(e) The consolidated financial statements of FSA and its consolidated subsidiaries heretofore furnished or made available to Lender are complete and correct and fairly present the consolidated financial condition of FSA and its consolidated subsidiaries as at the dates thereof and the results of operations for the periods covered thereby (subject, in the case of quarterly statements, to normal, year-end audit adjustments).  Such financial statements were prepared in accordance with GAAP.

(f) As of the date of the Agreement, other than as may have been disclosed in the Annual Report on Form 10-K for the year ending December 31, 2007, or the Quarterly Reports on Form

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10-Q for the quarters ending March 31, 2008 and June 30, 2008 and September 30, 2008, in each case as filed by FSAH with the U.S. Securities and Exchange Commission, there is no action, suit, investigation or proceeding pending against, or to Borrower’s knowledge threatened against or affecting, Borrower before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would have a material adverse effect (actual or prospective) on Borrower’s business, properties or financial position or which seeks to terminate or calls into question the validity or enforceability of the Transaction Documents.

(g) Borrower has caused FSA to deliver to Lender (i) a financial guaranty insurance policy in relation to Borrower’s payment obligations under the Agreement in form and substance the same as the financial guaranty insurance policy previously issued by FSA to Dexia Crédit Local in relation to the Revolving Credit Agreement dated as of June 30, 2008 between Borrower and Dexia Crédit Local (it being understood that FSA will not guarantee securities delivery obligations of Borrower hereunder but will guarantee payment obligations of Borrower under the Agreement arising from failure to perform any obligations to return Loaned Securities or termination thereof as described in Paragraphs 9 and 10 of the GMSLA Base Agreement) and (ii) the form of financial guaranty insurance policy that may be issued in relation to certain Eligible Securities delivered by Borrower to Lender as Collateral in accordance with the Agreement, which shall include a provision allowing Lender to transfer such Collateral with the benefit of such FSA guaranty (the “FSA Policies”).

(h) Borrower is not (i) a “holding company,” or a “subsidiary company” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the meaning of the U.S. Public Utility Holding Company Act of 1935, or (ii) required to be registered as an “investment company” as defined in (or subject to regulation under) the U.S. Investment Company Act of 1940.  Neither the making of the Loans, or the application of the proceeds or repayment thereof by Borrower, nor the consummation of other transactions contemplated hereunder, will violate any provision of the U.S. Public Utility Holding Company Act of 1935, the U.S. Investment Company Act of 1940 or any rule, regulation or order of the U.S. Securities and Exchange Commission.

(i) All financial data or information concerning the Collateral that has been delivered by or on behalf of Borrower to Lender is, to the best knowledge of Borrower, true, complete and correct in all material respects.

(j) Immediately prior to the transfer of Collateral by Borrower to Lender, such Collateral is free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC but excluding any liens or encumbrances to be released simultaneously with the transfer to Lender hereunder), and is not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Borrower or any agreement by Borrower to assign, convey, transfer or participate, in whole or in part, and Borrower (x) is the sole legal record and beneficial owner of and owns or (y) has the right to transfer such Collateral to Lender.  Although the Parties intend that all transactions hereunder be sales and purchases and not loans, in the event any such transaction is deemed to be a loan, the provisions of the Agreement are effective to create in favor of Lender a valid security interest in all right, title and interest of Borrower in, to and under the Collateral and Lender shall have a valid,

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perfected and enforceable first priority security interest in the Collateral, subject to no lien or rights of others other than as granted herein.

(k) There are (i) no outstanding rights, options, warrants or agreements on the part of Borrower for a purchase, sale or issuance in connection with any of the Collateral and (ii) no agreements on the part of Borrower to issue, sell or distribute any of the Collateral.

5.                             Events of Default

Paragraph 14.1 of the GMSLA Base Agreement is hereby amended by (a) replacing clause (v) with the following “(v) (A) an Act of Insolvency occurring with respect to any Specified Borrower Entity (with Borrower, for the avoidance of doubt, being the Defaulting Party in relation to any Act of Insolvency with respect to any Specified Borrower Entity) or (B) an Act of Insolvency occurring with respect to Lender”; (b) replacing clause (vi) with the following: “(vi) any representation or warranty of Lender or Borrower herein or any statement or representation made in any application, certificate, report or opinion delivered in connection herewith shall prove to have been incorrect or misleading in any material respect when made or deemed made”; (c) replacing clause (vii) with the following: “(vii) an Insolvency Event shall have occurred and be continuing in relation to FSA”; (d) replacing clause (x) with the following: “(x) a default shall be made in the due observance or performance by Lender or Borrower of any other term, covenant or agreement contained in the Agreement and such default shall continue unremedied for a period of five (5) Business days (or, in the case of any default under Section 6(a) of this Annex, thirty (30) days) after written notice thereof to the Defaulting Party by the Non-Defaulting Party;”; and (e) deleting the word “, or” from the end of clause (ix), replacing the period at the end of clause (x) with “;”, and inserting the following after clause (x): “(xi) a Change in Control shall have occurred and be continuing; (xii) any “Event of Default” shall have occurred and be continuing in relation to Borrower under the Revolving Credit Agreement; (xiii) any “Termination Event” shall have occurred and be continuing under the Capital Commitment Agreement; or (xiv) any of the FSA Policies shall cease to be in full force and effect, enforceable against FSA in accordance with its terms (with Borrower, for the avoidance of doubt, being the Defaulting Party in relation to any such Event of Default relating to the FSA Policies)”.

6.                                 Covenants

(a) Alternative Facilities Covenants of Borrower and FSA.

                                                            (i)                                     FSA has made application to the New York Insurance Department, and FSAIC has made application to the Oklahoma Insurance Department, for the approval of facilities whereby (x) FSA and FSAIC could severally purchase from Borrower up to U.S. $1 billion in total (in cash sales proceeds) of municipal securities held in Borrower’s investment portfolio as of September 30, 2008, to be allocated between FSA and FSAIC pro rata in accordance with their invested assets excluding subsidiaries (the “FSA/FSAIC Sale Facility”) and (y) FSA and FSAIC could severally enter into repurchase or securities lending agreements with Borrower whereby Borrower could obtain up to U.S. $1.5 billion in total (based upon cash proceeds and/or the market value of securities received) of financing for assets held in Borrower’s investment portfolio as of September 30, 2008, also to be allocated between FSA and FSAIC pro rata in accordance with their invested assets excluding subsidiaries (the “FSA/FSAIC Repo Facility”; and together with the FSA/FSAIC Sale Facility the

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“FSA/FSAIC Facilities”).  Borrower, and each of FSA and FSAIC by their respective signatures below, each agree to use their best efforts to secure approvals as soon as reasonably practicable and, to the extent that such approvals are secured, to utilize (or, in the case of FSA and FSAIC, allow Borrower to utilize) the FSA/FSAIC Facilities to obtain liquidity or securities for the Intended Uses prior to Borrower’s requesting a Transaction under the Agreement.

                                                            (ii)  In addition, Borrower, and each of FSA and FSAIC by their respective signatures below, each agree that under the FSA/FSAIC Facilities, to the extent that such approvals are secured, Borrower, FSA and FSAIC shall use good faith, commercially reasonable efforts to have sold or pledged to FSA or FSAIC, as applicable, those securities for which the economic value (based on the most recent determination thereof by Borrower, FSA and FSAIC in accordance with their internal accounting procedures, it being understood that such economic value is not required to be determined more frequently than once per quarter) most greatly exceeds their Market Value (in dollar and not percentage terms).

                                                            (iii) FSA and FSAIC are each a party to this Annex solely for the purpose of agreeing to their respective undertakings set forth in subparagraphs (a)(i) and (ii) above and neither FSA nor FSAIC has any rights or obligations under this Annex (other than, in the case of FSA, in accordance with the terms, and subject to the conditions, of the FSA Policies or pursuant to any pledge by Borrower to FSA of its rights under the Agreement).

                                                            (iv)  In addition to and not in limitation of subsection (a)(i) above, Borrower agrees to use good faith, commercially reasonable efforts to utilize other available sources of liquidity or securities for the Intended Uses, to the extent that any such other available sources of liquidity or securities for the Intended Uses can be utilized on terms and conditions no less favourable to Borrower than the terms and conditions available to Borrower under the Agreement, as reasonably determined by Borrower, prior to requesting a Transaction under the Agreement.

                                                            (v)                                 For purposes of Paragraph 14.1(x) of the GMSLA Base Agreement, the reference to “Borrower” shall be deemed to include FSA and FSAIC in relation to their respective obligations under subparagraphs (a)(i) and (ii) above.

(b) Other Borrower Covenants.  Borrower covenants and agrees that until the later to occur of (x) the Facility Termination Date and (y) the performance of all obligations of Borrower hereunder:

                                                            (i)                                     General Affirmative Covenants.  Borrower will maintain its corporate existence in good standing, will comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority noncompliance with which would have a material adverse effect on its financial condition or operations or on its ability to meet its obligations hereunder, and will continue to engage in business of the same general type as that engaged in by Borrower on the date hereof.  Borrower will pay and discharge, at or before maturity, all its obligations and liabilities, including, without limitation, tax liabilities, where failure to satisfy such obligations or liabilities in the aggregate would have a material adverse effect on its financial condition, operations or ability to meet its obligations hereunder.

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                                                            (ii)                                  Financial Statements.  Borrower will furnish to Lender or make available on FSA’s website, www.fsa.com:

(1) as soon as available and in any event within 90 days after the end of each fiscal year of FSA, a consolidated balance sheet of FSA and its consolidated subsidiaries as at the close of such fiscal year and the related consolidated statements of income and changes in financial position for such year, certified by independent public accountants of recognized standing;

(2) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of FSA, a consolidated balance sheet of FSA and its consolidated subsidiaries as at the close of such quarter and the related consolidated statements of income and changes in financial position for such quarter and for the portion of such fiscal year then ended, certified by FSA’s chief financial officer as having been prepared on a basis consistent with the most recent audited consolidated financial statements of FSA and its consolidated subsidiaries, it being understood that the required certifications on Form 10-Q and Form 10-K shall suffice for such purpose; and

(3) from time to time, such further information regarding the business, affairs and financial condition of Borrower and its subsidiaries as Lender shall reasonably request.

                                                            (iii) Use of Proceeds.  None of the proceeds of the Loans will be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

                                                            (iv) Maintenance of Properties.  Borrower shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower.

                                                            (v) Maintenance of Insurance.  Borrower shall maintain with financially sound and reputable insurance companies or with a captive insurance company that is an Affiliate of Borrower as to which Lender may request reasonable evidence of financial responsibility, insurance with respect to its properties in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or any of its subsidiaries operates.

7.                                       Termination

                                                Paragraph 17 of the GMSLA Base Agreement is hereby deleted and replaced with the following:

“Lender may, at any time, in its sole and absolute discretion, terminate its commitment to enter into Transactions under the Agreement, by delivering a Notice of Termination to

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Borrower in accordance with the notice provisions of the Agreement, with any such termination to be effective on the earliest of (i) the fifth (5th) anniversary of the date of Borrower’s receipt of such Notice, (ii) the seventh (7th) anniversary of the Commitment Effective Date (or, if such fifth (5th) or seventh (7th) anniversary, as applicable, is not a Business Day, the first day following such fifth (5th) or seventh (7th) anniversary, as applicable, that is a Business Day) or (iii) any date on which Borrower shall benefit from alternative liquidity and/or credit enhancement in relation to the Eligible Securities such that this Agreement becomes unnecessary or redundant, and Borrower consents to such termination of Lender’s commitment, such consent not to be unreasonably withheld or delayed.

Lender and Borrower further agree that: (i) Lender shall not have a right to designate an early termination of any Transaction under Paragraph 8.2 of the GMSLA Base Agreement and (ii) Borrower’s designation of an early termination under Paragraph 8.3 of the GMSLA Base Agreement shall require not less than 5 Business Days’ irrevocable prior written notice to Lender, (iii) an early termination of any Transaction shall occur where any Collateral security delivered in connection therewith ceases to be an Eligible Security because the Transferable Guarantee Requirement becomes applicable thereto and such security fails to satisfy such requirement, unless either (x) such failure to satisfy the Transferable Guarantee Requirement is cured or (y) Borrower has delivered Alternative Collateral consisting of Eligible Securities, in either case on or prior to the 10th Business Day following the date of such failure (it being understood that such failure will give rise only to an early termination of the relevant Transaction and not to an Event of Default hereunder) and (iv) any Transaction not terminated prior to the Facility Termination Date shall terminate on the Facility Termination Date.”

8.                                       Assignment

                                                Paragraph 22 of the GMSLA Base Agreement is hereby deleted and replaced by the following:

“Lender may assign any of its rights or obligations hereunder to (i) any office or Affiliate of Lender, (ii) to any bank having a rating assigned to its long-term, unsecured and unsubordinated indebtedness equal to at least “AA-” by S&P and “Aa3” by Moody’s, provided that such assignment could not reasonably be expected to give rise to any additional cost or liability of Borrower under Section 3(h) of the Annex to this Agreement as of the date of such assignment, or (iii) with the prior written consent of Borrower (which consent shall not unreasonably be withheld), to any third party; provided that, from and after the occurrence of an Event of Default, Lender may assign any of its rights or obligations hereunder without the consent of Borrower.  Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Lender, and any purported assignment without such consent shall be void.”

9.                                       Set-Off

Borrower hereby grants to Lender a right of set-off against any amounts standing to the credit of Borrower (including any of its offices or divisions) on the books of any office of Lender in any demand deposit or other account maintained with such office.

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10.                                 Optional Reduction Of Facility By Borrower

With the mutual consent of Lender and Borrower, not to be unreasonably withheld, Borrower may reduce the Unutilized Commitment portion of the Facility Amount at any time in whole, or from time to time in part by an amount equal to U.S. $5,000,000 or any larger amount in increments of U.S. $1,000,000, by delivering to Lender written notice specifying the amount of such reduction and the date on which such reduction is to become effective (which date may not be earlier than the date of delivery of such notice).

11.                       Offices

The Parties agree that they will lend or borrow Securities as the case may be through the following Designated Offices:

Party A:	New York

Party B:	New York and Paris

Executed on this 13th day of November 2008

BY	) /s/ Guy Cools
[Managing Director]

)

ON BEHALF OF	) FSA ASSET MANAGEMENT LLC

)

BY	) Jean Le Naour /s/ Jean Le Naour Didier Casas /s/ Dider Casas

	) Chief Financial Officer	General Secretary

Acting pursuant to a special power of attorney granted by the
Board of Directors of Dexia Crédit Local on November 13th, 2008

ON BEHALF OF	) DEXIA CRÉDIT LOCAL

)

IN THE PRESENCE OF	)

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BY	) /s/ Robert P. Cochran
[Chairman and Chief Executive Officer]

)

ON BEHALF OF	) FINANCIAL SECURITY ASSURANCE INC.

)

IN THE PRESENCE OF	) /s/ Gregory J. Flemming

solely for the purpose of the undertakings of FSA set forth in Sections 6(a)(i) and 6(a)(ii) of this Annex.

BY	) /s/ Robert P. Cochran
[Chairman and Chief Executive Officer]

)

ON BEHALF OF	) FSA INSURANCE COMPANY

)

IN THE PRESENCE OF	) /s/ Gregory J. Flemming

solely for the purpose of the undertakings of FSAIC set forth in Sections 6(a)(i) and 6(a)(ii) of this Annex.

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SCHEDULE A

1.                                 Collateral

1.1                           The securities, financial instruments and deposits of currency set out in the table below with a cross marked next to them are acceptable forms of Collateral under the Agreement.

1.2                           Unless otherwise agreed between the Parties, the Market Value (as defined in the Annex to the Agreement) of the Collateral delivered pursuant to paragraph 5 by Borrower to Lender under the terms and conditions of the Agreement shall on each Business Day represent not less than the Market Value of the Loaned Securities together with the percentage contained in the row of the table below corresponding to the particular form of Collateral, referred to in the Agreement as the “Margin”.

Security Type:	Mark “X” if acceptable form of Collateral:	Priority Category:	Margin (%):
U.S. Treasury Bonds, Bills and Notes, or other direct obligations of, or obligations guaranteed by, the U.S. Government	X	2	0%
Fannie Mae, FHLMC and GNMA debt or agency RMBS or CMBS securities	X	2	0%
Other RMBS or CMBS	X	4	0%
Credit Card ABS	X	4	0%
Auto Loan ABS	X	4	0%
Student Loan ABS	X	4	0%
Municipal Bonds	X	1	0%
CLO/CDO Securities	X	4	0%
Corporate Bonds	X	3	0%
Military Housing Bonds	X	5	0%
Domestic and International Project Finance Bonds	X	5	0%
Domestic Utility Bonds	X	5	0%
NIMs	X	5	0%
“Triple-X” Bonds	X	5	0%

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“Refi” Bonds	X	5	0%
Westlake Facility	X	5	0%
Other Miscellaneous Securities owned by Borrower as of the Commitment Effective Date	X	Deemed to have lowest Priority Category.	0%

1.3	Basis of Margin Maintenance:

	Paragraph 5.4 (aggregation) shall not apply*	☐

The assumption is that paragraph 5.4 (aggregation) applies unless the box is ticked.

1.4	Paragraph 5.6 (netting of obligations to deliver Collateral and redeliver Equivalent Collateral) shall not apply*	☐

If paragraph 5.4 applies, the assumption is that paragraph 5.6 (netting) applies unless the box is ticked.

2.	Base Currency

The Base Currency applicable to the Agreement is United States dollars.

3.	Places of Business

(See definition of Business Day.)

4.	Designated Office and Address for Notices

(A)	Designated office of Party A: New York

Address for notices or communications to Party A:

Address:	31 West 52nd Street
New York, N.Y. 10019

Attention:	FP Operations
Facsimile No:	(212) 893-2717
Telephone No:	(212) 893-2700
Electronic Messaging System Details: gicops@fsa.com

with copies to:

Financial Security Assurance Inc.
Address:	31 West 52nd Street
New York, N.Y. 10019

Attention:	General Counsel

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Facsimile:	(212) 857-0541
Electronic Messaging System Details: generalcounsel@fsa.com

FSA Insurance Company
c/o Financial Security Assurance Inc.
Address:	31 West 52nd Street
New York, N.Y. 10019

Attention:	General Counsel
Facsimile:	(212) 857 0541
Electronic Messaging System Details: generalcounsel@fsa.com

(B)                         Designated office of Party B:

Address for notices or communications to Party B:

Dexia Crédit Local New York Branch
445 Park Avenue
New York, NY 10022
USA
Phone: (212) 515 7000
Facsimile: (212) 753 5522

Attention:

Stephan Lefebvre

Head of Financial Markets

Phone: (212) 705 7070

Facsimile: (212) 753 7522

Electronic Messaging System Details: stephan.lefebvre@dexia-us.com

Frank Sansone

Treasurer

Phone: (212) 705 0775

Facsimile: (212) 705 0771

Electronic Messaging System Details: frank.sansone@dexia-us.com

John Bambino

Head of BO

Phone: (212) 705 0735

Facsimile: (212) 705 0711

Electronic Messaging System Details: john.bambino@dexia-us.com with a copy to:

Dexia Crédit Local

1, Passerelle des Reflets

Tour Dexia La Défense 2

92913 La Défense Cedex

France

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Attention:	Back Office Operations
Phone	33 1 58 58 77 77
Facsimile:	33 1 58 58 7290

5.	(A)	Agent of Party A for Service of Process

		Name:	Financial Security Assurance (U.K.) Limited

		Address:	1 Angel Court
London EC2R 7AE
United Kingdom

	(B)	Agent of Party B for Service of Process

		Name:	Dexia Crédit Local London Branch
		Address:	Shackleton House
4 Battle Bridge Lane
UK - London SE1 2RB

6.	Agency

	-	Paragraph 16 may apply to Party A*	☐

	-	Paragraph 16 may apply to Party B*	☐

7.	Party Preparing the Agreement

	Party A*		☐

	Party B*		☐

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